Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ACQUIRES

W CHICAGO - LAKESHORE

Hotel will continue to be managed by Starwood under the W flag

ANNAPOLIS, MD, August 21, 2012 – Chesapeake Lodging Trust (NYSE: CHSP) (the “Trust”) announced today that it has acquired the 520-room W Chicago – Lakeshore located in Chicago, Illinois for a purchase price of $126.0 million, or approximately $242,000 per key, from Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT). The Trust funded the acquisition with available cash and cash equivalents and a borrowing under its revolving credit facility. The Trust entered into a long-term management agreement with Starwood to continue operating the hotel under the W® flag.

James L. Francis, the Trust’s President and Chief Executive Officer, stated, “This is a unique opportunity for Chesapeake to expand its Chicago footprint with the only lakefront, luxury-branded hotel in Chicago. This acquisition further complements and creates operational and sales synergies with our W City Center property that we also purchased from Starwood in May of last year. Starwood has proven to be an outstanding partner and we are very pleased to have found an opportunity to further expand our relationship with such a high-quality operator.”

W Chicago – Lakeshore, located at 644 North Lake Shore Drive, is a 32-story, full-service, luxury property with 520 rooms, including 42 suites featuring stunning views of Lake Michigan. The property features one three-meal restaurant, two full-service bars, including the roof top Whiskey Sky, the 9,600 square foot Bliss® Spa, SWEAT® state-of-the-art fitness center and over 12,000 square feet of meeting and event space. The property is also the closest hotel to the Navy Pier and within walking distance of East Michigan Avenue and Chicago’s business districts.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

The Trust will immediately begin the planning process to execute a $35 million to $38 million comprehensive renovation of the property, which is expected to commence in the fourth quarter 2013. “The W brand has evolved into one of the world’s most recognized luxury lifestyle brands and we are energized about elevating the Lakeshore property to the highest of standards and exceeding our guests’ expectations. This is an outstanding piece of real estate with a truly unique market position and through this renovation program, we will ascertain the true potential of the W Lakeshore,” stated Mr. Francis.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 13 hotels with an aggregate of 4,036 rooms in six states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the acquisition will create operational and sales synergies as well as the Trust’s current plans for the renovation of the hotel and its expected commencement. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The Trust undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.